Exhibit 10.2

February 14, 2023

Modified February 21, 2023

John Magnani, Ph.D.

12819 Doe Lane

Gaithersburg MD 20878

E-mail:  jmagnani@glycomimetics.com

Re:Transition Agreement

Dear John:

This letter sets forth the substance of the Transition Agreement (the “Transition Agreement” or “Agreement”) which GlycoMimetics, Inc. (the “Company”) is offering to you.

1.Transition Services.  If you execute this Agreement by no later than 11:59 a.m. Eastern Time on February 21, 2023, then your employment with the Company will continue for a Transition Period from the date of this Agreement through March 31, 2023 (the “Transition Period”).  If you do not timely execute this Agreement, your employment will end on February 21, 2023.  If you timely sign this Agreement, the Company will not terminate your employment prior to the end of the Transition Period unless, the Company determines in its good faith, reasonable discretion that you have materially breached your obligations under this Agreement or any other agreement between you and the Company. The date your employment ends for any reason is your “Separation Date.”  During the Transition Period, you will not be expected or permitted to report to the Company’s offices or to perform other duties except to answer questions to allow for an orderly transition.  Your employment during the Transition Period will be at the same salary and with the same benefits in effect prior to the date of this Agreement, however, you will not be eligible to receive any 2022 bonus.
2.Transition Benefits.  If you (a) execute this Agreement by no later than 11:59 a.m. Eastern Time on February 21, 2023, (b) execute the Updated Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Updated Release”) on your Separation Date (which you acknowledge is more than twenty-one (21) days after your receipt of this Agreement and the Updated Release), and do not revoke your acceptance; and (c) comply with your obligations under this Agreement, then the Company will offer you the following “Transition Benefits”:

a.The Company will offer you the Consulting Agreement attached as Exhibit B (the “Consulting Agreement”).  If you execute the Consulting Agreement on the Separation Date you will begin your consulting relationship effective immediately. If you then do not execute the Updated Release on the Separation Date, or execute but then revoke your acceptance of the Updated Release, then the Consulting Agreement will automatically terminate, as described therein.
b.If you timely elect continued coverage under COBRA or, if applicable, state insurance laws, for yourself and your covered dependents under the Company’s group health plans following termination, the Company shall pay the COBRA or, if applicable, the state continuation coverage, premiums to continue your (and your covered dependents, as applicable) health insurance coverage in effect on the Separation Date (such COBRA or state continuation premium the “COBRA Premium” or “COBRA Premiums”) until the earliest of: (i) fifteen (15) months after the Separation Date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA or state continuation coverage for any reason, including termination of the applicable health plan (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of the COBRA Premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA Premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premium for such respective month, subject to applicable tax withholding (such amount, the “Special COBRA Payment”), such Special COBRA Payment to be made without regard to the COBRA period prior to the end of the COBRA Payment Period.  Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.
c.The Company will pay you severance in the amount of $40,000.00 subject to payroll deductions and withholdings, in equal installments over a three (3) month period after the Separation Date, beginning on the first regularly scheduled payroll date to occur following the Effective Date of the Updated Release.
3.Accrued Salary and Vacation.  On or before the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
4.Benefit Plans.

If you are currently participating in the Company’s group health insurance plans (e.g., medical, dental, vision), your participation as an employee will end on the Separation Date.  Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, subject to Section 2(b).  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will also cease as of the Separation Date.

5.Equity.
a.You were previously granted both (i) options to purchase shares of the Company’s common stock and (ii) restricted stock units that settle in shares of the Company’s common stock, each pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan, which was effective in April 2022 (the “Plan”) and set forth on Exhibit C (collectively, the “Equity”) and stock option and restricted stock unit award agreements and any other documents between you and the Company setting forth the terms of the Equity (collectively, the “Equity Documents”).
b.If you timely return this fully signed Agreement to the Company, timely execute and do not revoke the Updated Release, and execute the Consulting Agreement on the Separation Date, then notwithstanding anything to the contrary set forth in the Plan or the Equity Documents (i) the Equity will remain outstanding and the unvested shares subject to the Equity will continue to be eligible to vest following the Separation Date while the Consulting Agreement is in effect, in accordance with the vesting schedules applicable to such Equity and dependent upon your Continuous Service (as defined in Section 13(o) of the Plan) as a consultant pursuant to the terms of the Consulting Agreement, and (ii) the Equity will cease vesting upon the termination of your Continuous Service.  Your right to exercise as to any vested options is as set forth in Section 5(g) of the Plan and as of the date of this Agreement, 710,538 shares subject to the options set forth on Exhibit C are vested and exercisable, and must be exercised three months after the termination of Continued Services pursuant to Section 5(g) of the Plan.
6.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement and the Consulting Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.  Without limiting the scope of the foregoing, and for the avoidance of doubt, if you sign the Consulting Agreement, you will not be eligible to participate in any Company benefit programs maintained by the Company for its employees, unless otherwise explicitly specified in this Agreement.
7.Expense Reimbursements.  You agree that, within ten (10) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.Return of Company Property.  By the Separation Date, or sooner if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Please coordinate return of Company property with Christian Dinneen-Long. Receipt of the Transition Benefits is expressly conditioned upon return of all Company Property.  The Company will work with you to arrange for the return of your personal belongings still at its worksite.
9.Proprietary Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Compliance Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  A copy of your Compliance Agreement is attached hereto as Exhibit D.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact Christian Dinneen-Long, immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed agreement which you signed.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.  For avoidance of doubt, nothing herein shall restrict your ability to disclose the Compliance Agreement to any prospective employer, subsequent employer or other third party to whom you are providing (or planning to provide) services.
11.Non-Disparagement.  Both you and the Company agree not to disparage the other party, and the other party’s attorneys, directors, managers, partners, employees, shareholders, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision (i.e., the Company’s executive officers). Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations

Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.Cooperation after Termination.  During the time that you are receiving benefits under this Agreement and the Consulting Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
13.Release.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims under the Amended and Restated Executive Employment Agreement between you and the Company effective July 30, 2019 (the “Employment Agreement”); claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act;

the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, tit. 20; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an employee of the Company.  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14.Your Acknowledgments and Affirmations.  You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.
15.No Admission.  This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
16.Breach.  You agree that upon any material breach of Sections 8, 9, 10, 11 or 12  this Agreement, as determined by the Company in its reasonable, good faith discretion,  you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
17.Miscellaneous.  This Agreement, including Exhibits A, B, C and D, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

If this Agreement is acceptable to you, please sign and date below by no later than 11:59 a.m. Eastern Time on February 21, 2023, and then send me the fully signed Agreement.

I thank you for your efforts to date on behalf of the Company and thank you in advance for your cooperation in successfully completing the Transition Period.  I also wish you good luck in your future endeavors.

[Signatures to follow on next page]

Sincerely,

GlycoMimetics, Inc.

By:  /s/ Harout Semerjian

Name: Harout Semerjian

Title: President and Chief Executive Officer

Agreed to and Accepted:

/s/ John Magnani

John Magnani, Ph.D.

Exhibit A – Updated Release of Claims

Exhibit B – Consulting Agreement

Exhibit C – Equity

Exhibit D – Compliance Agreement

Exhibit A

Updated Release of Claims

GlycoMimetics, Inc. (the “Company”) and John Magnani, Ph.D. (the “Employee”) entered into a Transition Agreement dated February 21, 2023 (“Agreement”).  Capitalized terms not defined herein shall have the meaning set forth in the Agreement.  The parties to that Agreement hereby further agree as follows:

1.A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Agreement as Exhibit A, which Employee received on February 14, 2023.

2.In consideration of the provision to the Employee of the Transition Benefits (cash severance, COBRA premiums and payments and the consulting opportunity) described in and as defined in Section 2 of the Agreement for which the Employee becomes eligible only if the Employee signs this Updated Release and does not revoke the Employee’s acceptance, the Employee, on behalf of the Employee and, to the extent permitted by law, on behalf of the Employee’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on the Employee’s behalf (collectively, the “Employee Parties”), hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Updated Release, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with the Employee’s employment with the Company or the termination of that employment; claims under the Employment Agreement; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims the Employee is releasing and waiving in this Updated Release include, but are not limited to, any and all Claims that any of the Company Parties:

*has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
*has discriminated against the Employee on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to:  the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans

With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Fair Employment Practice Act of Maryland, Md. Code  Ann., State Government, tit. 20; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
*has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to the Employee or any member of the Employee’s family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Updated Release, the Employee does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed, and the Employee is not releasing any right of indemnification the Employee may have for any liabilities arising from the Employee’s actions within the course and scope of the Employee’s employment with the Company or within the course and scope of the Employee’s role as an employee of the Company.  In addition, the Employee is not waiving any rights the Employee may have to unemployment compensation.  Also excluded from this Updated Release are any Claims which cannot be waived by law, including, without limitation, any rights the Employee may have under applicable workers’ compensation laws and the Employee’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Updated Release shall prevent the Employee from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  The Employee further understands this Updated Release does not limit the Employee’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Updated Release does not limit the Employee’s right to receive an award for information provided to the Securities and Exchange Commission, the Employee understands and agrees that, the Employee is otherwise waiving, to the fullest extent permitted by law, any and all rights the Employee may have to individual relief based on any Claims that the Employee has released and any rights the Employee has waived by signing this Updated Release.  If any Claim is not subject to release, to the extent permitted by law, the Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Updated Release does not abrogate the Employee’s existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company;

however, it does waive, release and forever discharge Claims existing as of the date the Employee executes this Updated Release pursuant to any such plan or agreement.

3.The Employee acknowledges that the Employee is knowingly and voluntarily waiving and releasing any and all rights the Employee may have under the ADEA, as amended.  The Employee also acknowledges and agrees that (i) the consideration given to the Employee in exchange for the waiver and release in this Updated Release is in addition to anything of value to which the Employee was already entitled, and (ii) that the Employee has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which the Employee is eligible, and has not suffered any on-the-job injury for which the Employee has not already filed a Claim. The Employee affirms that all of the decisions of the Company Parties regarding the Employee’s pay and benefits through the date of the Employee’s execution of this Updated Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  The Employee affirms that the Employee has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Company Parties.  The Employee further affirms that the Employee has no known workplace injuries or occupational diseases.  The Employee acknowledges and affirms that the Employee has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.  The Employee further acknowledges and affirms that the Employee has been advised by this writing that:  (a) the Employee’s waiver and release do not apply to any rights or Claims that may arise after the execution date of this Updated Release; (b) the Employee has been advised hereby that the Employee has the right to consult with an attorney prior to executing this Updated Release; (c) the Employee has been given at least twenty-one (21) days from receipt to consider this Updated Release; (d) the Employee has seven (7) days following the Employee’s execution of this Updated Release to revoke this Updated Release; and (e) this Updated Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Updated Release is executed by the Employee.

4.The parties agree that this Updated Release is a part of the Agreement.

[signatures to follow on next page]

GlycoMimetics, Inc.

By:  ____________________________________

Name: Harout Semerjian

Title: President and Chief Executive Officer

John Magnani, Ph.D.

__________________________________________

Date

Exhibit B

Consulting Agreement

This Consulting Agreement (the “Agreement”) by and between GlycoMimetics, Inc. (“Client”) and John Magnani, Ph.D., an individual (“Consultant”) is effective as of March 31, 2023 (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services.  Consultant agrees to provide consulting services as an advisor to the Company at the request of the President and Chief Executive Officer, or his or her designee (the “Executive”) of the Client.  Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services.  Consultant agrees to make himself reasonably available to perform such consulting services throughout the Consulting Period (as defined in Section 14.1), and to be reasonably available to meet with the Client.  The parties acknowledge that Consultant may maintain a full-time employment schedule while providing services hereunder.
2.Compensation. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, the Client will permit Consultant’s Equity (as defined in the “Transition Agreement” dated February 21, 2023, to which this Agreement is attached as Exhibit B) to continue vesting. All matters of vesting and exercisability of Consultant’s Equity shall be as governed by Section 5 of the Transition Agreement and the terms of the Plan and Equity Documents (each as defined in the Transition Agreement).
3.Ownership of Work Product.  Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto.  Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product.  Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment.  In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.  Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry.  Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product.  Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.
4.Artist’s, Moral, and Other Rights.  If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.Representations and Warranties.  Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.  Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6.Independent Contractor Relationship.  Consultant is an independent contractor and not an employee of the Client.  Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control.  In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense.  Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client.  Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client.  Consultant shall be free at all times to arrange the time and manner of performance of the consulting services.  Consultant is not required to maintain any schedule of duties or assignments.  Consultant is also not required to provide reports to the Client.  In addition to all other obligations contained herein, Consultant agrees:  (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.
7.Consultant’s Responsibilities.  As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant.  Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.  Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof.  The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.
8.Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status.  Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement.
9.No Employee Benefits.  Except as otherwise described in the Transition Agreement, Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client.  Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status.  In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.
10.Expenses and Liabilities.  Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services.  Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client.  In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.
11.Non-Exclusivity.  The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights.  Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.
12.No Conflict of Interest.  During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement.  Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement.  Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
13.Confidential Information.  Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties.  Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder.  “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates.  Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client.  In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law.  All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers.  Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information.  Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of

Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
14.Term and Termination.
14.1Term. The term of this Agreement and the “Consulting Period” is for fifteen (15) months from the Effective Date set forth above, unless earlier terminated as provided in this Agreement.
14.2Termination.
(a)Automatic Termination.  If Consultant (i) fails to timely return the Transition Agreement to the Company, or (ii) fails to timely execute the Updated Release attached as Exhibit A to the Transition Agreement (the “Updated Release”), then this Agreement will automatically terminate effective as of the Separation Date (as defined in the Transition Agreement), and no benefits will be due to Consultant under this Agreement.  If Consultant revokes his acceptance of the Updated Release within seven (7) days after executing the Updated Release, then this Agreement will automatically terminate on the day of such revocation and no benefits will be due to Consultant under this Agreement.
(b)Termination upon Material Breach.  The Client may terminate this Agreement before its expiration immediately if, Client determines in its reasonable, good faith discretion, that Consultant materially breaches the Agreement.  The parties agree that a “Material Breach” by Consultant shall occur if he: (i)breaches any material obligations of this Agreement, the Transition Agreement or the Compliance Agreement, or (ii) violates local, state, or federal laws.  For avoidance of doubt, it shall not constitute a material breach if Consultant becomes employed or otherwise provides services to or on behalf of an entity other than the Client during the Consulting Period so long as any such activity does not conflict with Consultant’s continuing obligations to Client under the Compliance Agreement or the Transition Agreement.
14.3Effect of Termination.  Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.  In the event that either Consultant or the Client terminates this Agreement, or the Term otherwise ends, vesting of the

Equity shall cease immediately and Consultant’s right to exercise will be as set forth in the Equity Documents.
14.4Survival.  The rights and obligations contained in Sections 3-6, 8-9, 12, 14.3, 14.4, and 15-21 will survive any termination or expiration of this Agreement.
15.Successors and Assigns.  Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent.  Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.
16.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission.  Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
17.Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Maryland, as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents.  Any suit involving this Agreement shall be brought in a court sitting in Maryland.  The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
18.Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
19.Waiver.  The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
20.Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).
21.Entire Agreement.  This Agreement is being entered into as part of the Transition Agreement between the Client and Consultant, and is contingent upon Consultant’s execution of the Transition Agreement and Consultant’s execution and non-revocation of the Updated Release. This Agreement, the Transition Agreement, and the exhibits to the Transition Agreement, constitute the entire understanding of the parties relating to the subject matter and supersede any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter.  This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client..

In Witness Whereof, the parties have executed this Agreement effective as of the date first written above.

GlycoMimetics, Inc.

By:  ____________________________________

Name: Harout Semerjian

Title: President and Chief Executive Officer

Agreed to and Accepted:

________________________________________

John Magnani, Ph.D.

Exhibit C

Equity Awards (as of February 20, 2023)

Stock Options

Grant Date	Exercise Price	ISO/NSO	Total Number of Shares Originally Subject to Option	Vested	Unvested	Vesting Schedule for Unvested	Expiration Date

1/10/2014	$8.00	ISO	41,022	41,022	0	n/a	1/9/2024
1/10/2014	$8.00	NSO	128,016	128,016	0	n/a	1/9/2024
1/8/2015	$7.15	ISO	11,524	11,524	0	n/a	1/7/2025
1/8/2015	$7.15	NSO	59,476	59,476	0	n/a	1/7/2025
1/7/2016	$5.22	NSO	71,000	71,000	0	n/a	1/6/2026
1/4/2017	$6.33	NSO	75,000	75,000	0	n/a	1/3/2027
1/10/2018	$20.03	NSO	75,000	75,000	0	n/a	1/9/2028
1/17/2019	$10.59	NSO	100,000	100,000	0	n/a	1/16/2029
1/22/2020	$4.72	NSO	120,000	90,000	30,000	Monthly through 1/22/24	1/21/1930
1/20/2021	$3.81	NSO	69,000	34,500	34,500	Monthly through 1/20/25	1/19/1931
1/21/2022	$1.11	NSO	100,000	25,000	75,000	Monthly through 1/20/26	1/20/1932
1/21/2022	$1.11	PSO	25,000	0	25,000	(1)	1/20/1932
TOTAL:				710,538	164,500

(1) 50% of the shares underlying this option will vest upon FDA approval of uproleselan as a treatment for relapsed/refractory acute myeloid leukemia and the remainder will vest upon the first commercial sale of uproleselan in the United States or abroad, subject in each case to Continued Service through the applicable vesting date.

C-1

Restricted Stock Units

Grant Date	Total Number of Shares Originally Subject to RSU	Vested and Previously Settled as Shares	Unvested and Outstanding	Vesting Schedule for Outstanding
1/20/21	34,500	17,250	17,250	50% on 1/20/24 and 50% on 1/20/25

C-2

Exhibit D

Compliance Agreement

D-1